TREDEGAR REPORTS SECOND QUARTER 2021 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--8/6/2021--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second quarter financial results for the period ended June 30, 2021.
Second quarter 2021 net income from continuing operations was $20.7 million ($0.61 per diluted share) compared to net income from continuing operations of $14.3 million ($0.43 per diluted share) in the second quarter of 2020.  Net income from ongoing operations, which excludes special items and discontinued operations, was $16.1 million ($0.48 per diluted share) in the second quarter of 2021 compared with $16.0 million ($0.48 per diluted share) in the second quarter of 2020. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2021 and 2020, is provided in Note (a) of the Notes to the Financial Tables in this press release.
Second Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $19.7 million was $6.4 million higher than the second quarter of 2020
•EBITDA from ongoing operations for PE Films of $9.0 million was $6.5 million lower than the second quarter of 2020
•EBITDA from ongoing operations for Flexible Packaging Films of $8.3 million was $1.8 million higher than the second quarter of 2020
John Steitz, Tredegar’s president and chief executive officer said, “Bonnell’s performance in the second quarter improved considerably over last year with current bookings and backlog at record levels. Labor shortages at manufacturing facilities continue to be an issue. As anticipated and previously disclosed, operating results in PE Films suffered from a significant customer product transition. Terphane’s profitability increased due to improvement in costs and product mix despite volume declines from temporary resin supply issues and customer inventory corrections.”
Mr. Steitz further stated, “Debt net of cash, which fell below $100 million as of June 30, declined by $22 million during the second quarter as a result of strong cash generation.”
THE IMPACT OF COVID-19 AND RELATED FINANCIAL CONSIDERATIONS
Essential Business and Employee Considerations
The Company’s priorities during the coronavirus ("COVID-19") pandemic continue to be to protect the health and safety of employees while keeping its manufacturing sites open due to the essential nature of many of its products. The Company has continued to manufacture the full range of products at its facilities.
The Company’s protocols to protect the health and well-being of its employees from COVID-19 continue to evolve with COVID-19 informed work practices and as the Company responds to recommended and mandated actions of government and health authorities. In addition, to facilitate a return to fully functional operations, the Company has undertaken an education campaign to provide employees with the most accurate and up-to-date information available, particularly from the Centers for Disease Control (“CDC”), the Office of the Surgeon General and state and local health departments, relating to the benefits of the COVID-19 vaccines and other safeguards that may be taken to try to prevent a COVID-19 outbreak in the workplace. The Company believes that these efforts are encouraging some employees to get vaccinated. In the meantime, the Company continues to take other precautions, such as providing hand sanitizer throughout facilities, extra cleaning for high touch areas, mandating that employees experiencing symptoms (including fully vaccinated employees) remain at home and coordinate their return with Human Resources, and ensuring ventilation systems are properly working.
Bonnell Aluminum continues to experience higher than normal absenteeism and hiring difficulties, which it attributes to COVID-19-related factors. Bonnell Aluminum attempts to match its direct labor with demand and is facing difficulty maintaining sufficient labor to meet desired shipment levels.
All three of the Company's business units are managing through supply chain disruptions, including raw material cost increases, shortages in aluminum and plastic resin and transportation delays. To offset growing cost pressures, Bonnell Aluminum implemented its second selling price increase in 2021, which became effective on April 26, 2021. In response to unprecedented cost increases and supply issues for polyethylene and polypropylene resin, Tredegar Surface Protection implemented a quarterly resin cost pass-through mechanism, effective July 1, 2021, for all products and customers not previously covered by such arrangements.
Financial Considerations
Approximately 62% of Bonnell Aluminum’s sales volume in 2020 was related to building and construction (“B&C”) markets (non-residential B&C of 55% and residential B&C of 7%). Non-residential B&C volume started to decline in the fourth quarter of 2020 after the fulfillment of contracts that existed at the start of the COVID-19 pandemic. Bonnell Aluminum continued to experience weakness in non-residential B&C during the second quarter of 2021 with related volume declining 10.2% versus the second quarter of last year. In addition, a portion of the non-residential B&C volume decline was due to pandemic-related production inefficiencies and labor constraints. However, B&C-related sales volume declines were more than offset by increases in other markets, resulting in an overall increase in volume for the second quarter and first six months of 2021 of 11.9% and 2.5%, respectively. Moreover, Bonnell Aluminum's performance to date during the COVID-19 environment has exceeded the Company's expectations, with current bookings and backlog at record high levels.
Demand has been strong during the COVID-19 pandemic for the Company’s flexible food packaging films produced by Terphane; however, temporary resin supply issues and customer inventory corrections adversely impacted second quarter sales volume versus the same period in the prior year. The Surface Protection component of PE Films had record EBITDA from ongoing operations in 2020, but is experiencing a decline in volume in 2021 related to a previously disclosed customer product transition and the timing of customer orders. In addition, significant resin cost increases since the second quarter of 2020 have adversely impacted PE Films' results, due to margin compression for products with customers that were not covered by resin pass-through arrangements. The quarterly lag between the timing of changes in resin costs and selling prices on existing pass-through arrangements also affected PE Films' results. See the PE Films section below for further discussion.
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: B&C, automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2021	2020		2021	2020
Sales volume (lbs)	49,021	43,807	11.9%	93,387	91,124	2.5%
Net sales	$139,281	$106,058	31.3%	$257,405	$223,945	14.9%
Ongoing operations:
EBITDA	$19,723	$13,279	48.5%	$33,024	$24,956	32.3%
Depreciation & amortization	$(4,032)	$(4,267)	5.5%	$(8,162)	$(8,380)	2.6%
EBIT*	$15,691	$9,012	74.1%	$24,862	$16,576	50.0%
Capital expenditures	$4,326	$1,355		$6,773	$2,929
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements of this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Second Quarter 2021 Results vs. Second Quarter 2020 Results
Net sales (sales less freight) in the second quarter of 2021 increased versus the second quarter of 2020, primarily due to higher volume, the pass-through of higher metal costs and an increase in average selling prices to cover higher operating costs. Sales volume in the second quarter of 2021 increased by 11.9% versus the second quarter of 2020. Sales volume associated with the non-residential B&C market, which represented 55% of volume in 2020, declined 10.2% in the second quarter of 2021 versus the second quarter of 2020. Sales volume associated with specialty markets, which represented 31% of total volume in 2020, increased 44.2% in the second quarter of 2021 versus the second quarter of 2020, and sales volume associated with the automotive market, which represented 9% of total volume in 2020, increased 65.3% in the second quarter of 2021 versus the second quarter of 2020. See “The Impact of COVID-19 and Related Financial Considerations” section for more information on business conditions.
EBITDA from ongoing operations in the second quarter of 2021 increased by $6.4 million in comparison to the second quarter of 2020, including a $5.2 million favorable variance from the timing of the flow through of aluminum raw materials costs under the first-in first-out (“FIFO”) inventory method. This favorable FIFO variance was due to aluminum raw materials previously acquired at lower costs in a quickly rising pricing environment driving a benefit of $3.1 million in the second quarter of 2021 versus a charge of $2.1 million in the second quarter of 2020. In addition, higher volume ($3.9 million) and higher pricing ($3.3 million) were partially offset by higher labor and other operating costs ($3.3 million), higher general, selling and administrative expenses ($1.8 million) and higher freight costs ($0.8 million). Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk of the Company's Form 10-Q for the period ended June 30, 2021 for additional information on aluminum prices.

First Six Months of 2021 Results vs. First Six Months 2020 Results
Net sales in the first six months of 2021 increased versus the first six months of 2020, primarily due to higher sales volume in the specialty and automotive markets, the pass-through of higher metal costs and an increase in average selling prices to cover higher operating costs. Sales volume in the first six months of 2021 increased by 2.5% versus the first six months of 2020.
EBITDA from ongoing operations in the first six months of 2021 increased by $8.1 million in comparison to the first six months of 2020 due to higher volumes ($2.5 million) and higher pricing ($4.7 million), partially offset by higher labor and employee-related costs ($1.8 million) and other operational costs ($3.0 million), higher general, administrative and selling expenses ($1.0 million) and higher freight costs ($1.0 million). In addition, and consistent with second quarter results, inventories accounted for under the FIFO method resulted in a benefit of $4.1 million in the first six months of 2021 versus a charge of $3.5 million in the first six months of 2020.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $21 million in 2021, including $3 million for infrastructure upgrades at the Carthage, Tennessee and Newnan, Georgia facilities, $1 million for a roof replacement at the Elkhart, Indiana site and $4 million for strategic projects. In addition, approximately $13 million will be required to support continuity of current operations. Depreciation expense is projected to be $14 million in 2021. Amortization expense is projected to be $3 million in 2021.
PE Films
PE Films is composed of surface protection films, polyethylene overwrap and packaging films and polypropylene films for other markets. All historical results for the Personal Care component, which was sold in the fourth quarter of 2020, have been presented as discontinued operations. The Surface Protection component of the PE Films segment now includes the packaging lines and operations located at the Pottsville, Pennsylvania manufacturing site ("Pottsville Packaging"), which was previously reported within the Personal Care component of PE Films. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2021	2020		2021	2020
Sales volume (lbs)	10,538	11,613	(9.3)%	20,782	23,792	(12.7)%
Net sales	$31,430	$40,203	(21.8)%	$59,384	$77,004	(22.9)%
Ongoing operations:
EBITDA	$9,001	$15,471	(41.8)%	$16,213	$27,884	(41.9)%
Depreciation & amortization	$(1,671)	$(1,589)	(5.2)%	$(3,090)	$(3,083)	(0.2)%
EBIT*	$7,330	$13,882	(47.2)%	$13,123	$24,801	(47.1)%
Capital expenditures	$500	$1,423		$1,733	$3,044
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements of this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Second Quarter 2021 Results vs. Second Quarter 2020 Results
Net sales declined by $8.8 million in the second quarter of 2021 versus the second quarter of 2020, primarily due to lower volume and unfavorable mix associated with the previously disclosed customer product transitions in Surface Protection.
EBITDA from ongoing operations in the second quarter of 2021 decreased by $6.5 million versus the second quarter of 2020, primarily due to:
•A $5.7 million decrease from Surface Protection related to lower sales associated with the customer product transitions ($7.2 million) and higher resin costs, net of existing index based pricing ($1.0 million), partially offset by higher sales of products unrelated to the customer product transitions ($0.9 million), higher productivity ($0.7 million), lower research and development expenses ($0.4 million) and lower other operating costs ($0.5 million); and
•A $0.6 million decrease from Pottsville Packaging primarily related to higher resin costs.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk of the Company's Form 10-Q for the period ended June 30, 2021for additional information on resin prices.

Customer Product Transitions in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The Company believes that previously reported delays in this customer's transitions have been resolved by the customer and much of the remaining transitions are expected to occur by the end of 2021. Under this scenario, the Company estimates that the contribution to EBITDA from ongoing operations for PE Films could decline due to the remaining customer product transitions by $18 million in 2021 versus 2020 (of which approximately $13 million occurred during the first six months of 2021) and $4 million in 2022 versus 2021. To offset the expected adverse impact, the Company is aggressively pursuing and making progress in generating contribution from sales from new surface protection products, applications and customers and implementing cost savings measures. Annual contribution to EBITDA from ongoing operations for PE Films on surface protection products unrelated to the customer product transitions have increased by approximately $12 million during the past two years.
First Six Months of 2021 Results vs. First Six Months 2020 Results
Net sales in the first six months of 2021 decreased versus the first six months 2020, primarily due to lower volume and unfavorable mix associated with the previously disclosed customer product transitions in Surface Protection.
EBITDA from ongoing operation in the first six months of 2021 decreased by $11.7 million versus the first six months of 2020 primarily due to:
•A $11.1 million decrease from Surface Protection primarily related to lower sales and unfavorable mix associated with the customer product transitions ($13.0 million) and higher resin costs, net of existing index based pricing ($1.7 million), partially offset by higher sales of products unrelated to the customer product transitions ($1.8 million) and higher productivity ($2.0 million); and
•A $1.0 million decrease from Pottsville Packaging primarily related to higher resin costs.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $4 million in 2021, including $2 million for productivity projects and $2 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $6 million in 2021. There is no amortization expense for PE Films.

Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2021	2020		2021	2020
Sales volume (lbs)	24,230	29,195	(17.0)%	51,638	54,974	(6.1)%
Net sales	$33,374	$34,104	(2.1)%	$65,895	$64,678	1.9%
Ongoing operations:
EBITDA	$8,277	$6,495	27.4%	$17,901	$13,048	37.2%
Depreciation & amortization	$(506)	$(436)	(16.1)%	$(972)	$(864)	(12.5)%
EBIT*	$7,771	$6,059	28.3%	$16,929	$12,184	38.9%
Capital expenditures	$1,117	$417		$2,388	$1,265
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements of this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Second Quarter 2021 Results vs. Second Quarter 2020 Results
Sales volume declined by 17.0% during the second quarter of 2021 versus the second quarter of 2020, primarily due to temporary resin supply issues impacting production and lower demand, which the Company believes was related to customer inventory corrections in Brazil. Net sales in the second quarter of 2021 decreased 2.1% compared to the second quarter of 2020, primarily due to lower sales volume, partially offset by favorable product mix and higher selling prices from the pass-through of higher resin costs.
EBITDA from ongoing operations in the second quarter of 2021 increased by $1.8 million versus the second quarter of 2020 primarily due to:
•Lower sales volume ($2.8 million), partially offset by favorable product mix ($0.7 million), lower fixed ($0.5 million) and variable ($0.2 million) costs, higher selling prices from the pass-through of higher resin costs ($0.5 million) and lower selling and general administration expenses ($0.6 million);
•Net favorable foreign currency translation of Real-denominated operating costs ($2.2 million); and
•Higher foreign currency transaction losses of $0.1 million in the second quarter of 2021 versus the second quarter of 2020.
First Six Months of 2021 Results vs. First Six Months 2020 Results
Sales volume declined by 6.1% during the first six months of 2021 versus the first six months of 2020, primarily due to the factors adversely impacting the second quarter of 2021 mentioned above. Net sales in the first six months of 2021 increased 1.9% compared to the first six months of 2020, primarily due to favorable product mix and higher selling prices from the pass-through of higher resin costs, partially offset by lower sales volume.
EBITDA from ongoing operations in the first six months of 2021 increased by $4.8 million versus the first six months of 2020 primarily due to:
•Higher selling prices from the pass-through of higher resin costs ($1.6 million), favorable product mix ($1.4 million), lower variable costs ($0.4 million) and lower selling and general administration expenses ($0.5 million), partially offset by lower sales volume ($1.7 million) and higher fixed costs ($0.6 million);
•Net favorable currency translation of Real-denominated operating costs ($3.5 million);
•Foreign currency transaction loss of $0.1 million in the first six months of 2021 versus losses of $0.2 million in the first six months of 2020; and
•Lower value-added tax credits received in the first six months of 2021 ($0.5 million) compared with the first six months of 2020 ($1.2 million).
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $8 million in 2021, including $5 million for new capacity for value-added products and productivity projects and $3 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2 million in 2021. Amortization expense is projected to be $0.4 million in 2021.
Corporate Expenses, Interest, Taxes & Other
Corporate expenses, net, increased in the first six months of 2021 versus the first six months of 2020, primarily due to higher employee-related compensation ($1.8 million), stock-based compensation ($1.3 million), costs associated with held for sale assets ($0.4 million) and write-downs related to the investment held in Harbinger Capital Partners Special Situations Fund ($0.3 million), partially offset by lower professional fees related to remediation activities of previously disclosed material weaknesses in the Company’s internal control over financial reporting and business development activities ($1.0 million) and favorable transition service fees, net of corporate costs associated with the divested Personal Care Films business ($0.6 million).
Interest expense was $1.7 million in the first six months of 2021 in comparison to $1.1 million in the first six months of 2020, primarily due to higher average debt levels.
The effective tax rate used to compute income tax expense (benefit) for continuing operations in the first six months of 2021 was 22.5%, compared to 27.1% in the first six months of 2020. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 22.3% for the first six months of 2021 versus 21.4% for the first six months of 2020 (see also Note (f) of the Notes to Financial Tables). Refer to Note 12 of the Company's Form 10-Q for the period ended June 30, 2021 for an explanation of differences between the effective tax rate for income (loss) from continuing operations and the U.S. federal statutory rate for 2021 and 2020.
Pension expense was $7.0 million in the first six months of 2021, a favorable change of $0.1 million compared to the first six months of 2020. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the net sales and EBITDA from ongoing operations by segment table. Pension expense is projected to be $14 million in 2021, which is determined at the beginning of the year based on the funded status of the Company’s defined benefit pension plan and actuarial assumptions at that time. Tredegar’s frozen defined benefit pension plan was underfunded on a GAAP basis by $103 million at December 31, 2020, comprised of investments at fair value of $233 million and a projected benefit obligation (“PBO”) of $336 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though these values change daily. The Company estimates that changes to the values of pension plan assets and liabilities resulted in a decrease in the underfunding from $103 million at December 31, 2020 to approximately $75 million at June 30, 2021.
Tredegar owns approximately 19% of kaleo, Inc. (“kaléo”), which makes and sells an epinephrine delivery device under the name AUVI-Q®. The Company accounts for its investment in kaléo using a fair value method. The Company’s estimate of the fair value of its interest in kaléo at June 30, 2021 was $35.2 million ($30.1 million after taxes), essentially unchanged from the balance at March 31, 2021 of $35.0 million ($30.0 million after taxes) and December 31, 2020 of $34.6 million ($29.7 million after taxes). kaléo’s stock is not publicly traded. The ultimate value of the Company’s ownership interest in kaléo could be materially different from the estimated fair value and will ultimately be determined and realized only if and when a liquidity event occurs.
Total debt was $117 million at June 30, 2021 compared to total debt of $134 million at December 31, 2020. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $98.7 million at June 30, 2021 compared to $122.2 million at December 31, 2020. The Company's revolving credit agreement allows for borrowings of up to $375 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x EBITDA, as defined under the revolving credit agreement for the trailing four quarters ("Credit EBITDA"). The Company had Credit EBITDA and a leverage ratio (calculated in the "Liquidity and Capital Resources" section of the Company's Form 10-Q for the period ended June 30, 2021) of $102.9 million and 1.14x, respectively, at June 30, 2021. See Note (g) to the Financial Tables for a reconciliation of net debt to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, the Company's current projections for its businesses could be materially affected by the highly uncertain impact of the COVID-19 pandemic. As a consequence, the Company's results could differ significantly from its projections, depending on, among other things, the ultimate impact of the pandemic on employees, supply chains, customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company's business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company's customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company's products;
•uncertain economic conditions in countries in which the Company does business;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•a change in the amount of the Company's underfunded defined benefit pension plan liability;
•an increase in the operating costs incurred by the Company's business units, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruption to the Company's manufacturing facilities;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•volatility and uncertainty of the valuation of the Company's investment in kaléo;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of rising trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K for the year ended December 31, 2020. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2020 sales from continuing operations of $755 million. With approximately 2,400 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Sales	$211,129	$186,259	$395,951	$378,396
Other income (expense), net (c)(d)(h)	8,122	168	8,882	(25,964)
	219,251	186,427	404,833	352,432

Cost of goods sold (c)	158,692	134,035	299,977	279,204
Freight	7,044	5,894	13,267	12,769
Selling, R&D and general expenses (c)	21,711	23,427	41,816	45,641
Amortization of intangibles	723	753	1,446	1,511
Pension and postretirement benefits	3,540	3,567	7,080	7,134
Interest expense	891	549	1,713	1,104
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	199	10	368	71
Goodwill impairment (e)	—	—	—	13,696
	192,800	168,235	365,667	361,130
Income (loss) from continuing operations before income taxes	26,451	18,192	39,166	(8,698)
Income tax expense (benefit) (c)	5,723	3,860	8,820	(2,366)
Net income (loss) from continuing operations	20,728	14,332	30,346	(6,332)
Income (loss) from discontinued operations, net of tax	508	(3,136)	(79)	(4,794)
Net income (loss)	$21,236	$11,196	$30,267	$(11,126)

Earnings (loss) per share:
Basic:
Continuing operations	$0.62	$0.43	$0.91	$(0.19)
Discontinued operations	0.02	(0.10)	—	(0.14)
Basic earnings (loss) per share	$0.64	$0.33	$0.91	$(0.33)
Diluted:
Continuing operations	$0.61	$0.43	$0.90	$(0.19)
Discontinued operations	0.02	(0.10)	—	(0.14)
Diluted earnings (loss) per share	$0.63	$0.33	$0.90	$(0.33)

Shares used to compute earnings (loss) per share:
Basic	33,594	33,435	33,500	33,374
Diluted	33,740	33,436	33,692	33,374

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Sales
Aluminum Extrusions	$139,281	$106,058	$257,405	$223,945
PE Films	31,430	40,203	59,384	77,004
Flexible Packaging Films	33,374	34,104	65,895	64,678
Total net sales	204,085	180,365	382,684	365,627
Add back freight	7,044	5,894	13,267	12,769
Sales as shown in the Condensed Consolidated Statements of Income	$211,129	$186,259	$395,951	$378,396
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$19,723	$13,279	$33,024	$24,956
Depreciation & amortization	(4,032)	(4,267)	(8,162)	(8,380)
EBIT (b)	15,691	9,012	24,862	16,576
Plant shutdowns, asset impairments, restructurings and other (c)	(246)	(1,230)	(63)	(1,918)
Goodwill impairment (e)	—	—	—	(13,696)
PE Films:
Ongoing operations:
EBITDA (b)	9,001	15,471	16,213	27,884
Depreciation & amortization	(1,671)	(1,589)	(3,090)	(3,083)
EBIT (b)	7,330	13,882	13,123	24,801
Plant shutdowns, asset impairments, restructurings and other (c)	(151)	(139)	(275)	(167)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	8,277	6,495	17,901	13,048
Depreciation & amortization	(506)	(436)	(972)	(864)
EBIT (b)	7,771	6,059	16,929	12,184
Plant shutdowns, asset impairments, restructurings and other (c)	8,452	(10)	8,414	(10)
Total	38,847	27,574	62,990	37,770
Interest income	25	5	32	32
Interest expense	891	549	1,713	1,104
Gain (loss) on investment in kaléo accounted for under fair value method (d)	200	1,300	918	(24,800)
Stock option-based compensation costs	675	683	1,144	1,258
Corporate expenses, net (c)	11,055	9,455	21,917	19,338
Income (loss) from continuing operations before income taxes	26,451	18,192	39,166	(8,698)
Income tax expense (benefit)	5,723	3,860	8,820	(2,366)
Net income (loss) from continuing operations	20,728	14,332	30,346	(6,332)
Net income (loss) from discontinued operations, net of tax	508	(3,136)	(79)	(4,794)
Net income (loss)	$21,236	$11,196	$30,267	$(11,126)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash & cash equivalents	$18,298	$11,846
Accounts & other receivables, net	99,652	86,327
Income taxes recoverable	141	2,807
Inventories	81,161	66,437
Prepaid expenses & other	15,219	19,679
Current assets of discontinued operations	151	1,339
Total current assets	214,622	188,435
Property, plant & equipment, net	168,557	166,545
Right-of-use leased assets	14,973	16,037
Investment in kaléo (cost basis of $7,500)	35,200	34,600
Identifiable intangible assets, net	17,408	18,820
Goodwill	67,708	67,708
Deferred income taxes	14,205	19,068
Other assets	2,691	3,506
Non-current assets of discontinued operations	151	151
Total assets	$535,515	$514,870
Liabilities and Shareholders’ Equity
Accounts payable	$113,202	$89,702
Accrued expenses	33,272	40,741
Lease liability, short-term	2,078	2,082
Income taxes payable	767	706
Current liabilities of discontinued operations	1,033	7,521
Total current liabilities	150,352	140,752
Lease liability, long-term	13,904	14,949
Long-term debt	117,000	134,000
Pension and other postretirement benefit obligations, net	105,161	110,585
Other non-current liabilities	5,758	5,529
Shareholders’ equity	143,340	109,055
Total liabilities and shareholders’ equity	$535,515	$514,870

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	2021	2020
Cash flows from operating activities:
Net income (loss)	$30,267	$(11,126)
Adjustments for noncash items:
Depreciation	10,875	15,357
Amortization of intangibles	1,446	1,511
Reduction of right-of-use lease asset	1,066	1,402
Goodwill impairment	—	13,696
Deferred income taxes	2,477	(8,461)
Accrued pension income and post-retirement benefits	7,080	7,134
Stock-based compensation expense	2,444	2,520
(Gain) loss on investment accounted for under the fair value method	(600)	24,800
Changes in assets and liabilities:
Accounts and other receivables	(12,840)	2,303
Inventories	(14,020)	(8,515)
Income taxes recoverable/payable	2,680	8,799
Prepaid expenses and other	7,267	(1,912)
Accounts payable and accrued expenses	8,040	(6,936)
Lease liability	(1,051)	(1,496)
Pension and postretirement benefit plan contributions	(4,020)	(2,130)
Other, net	396	(884)
Net cash provided by operating activities	41,507	36,062
Cash flows from investing activities:
Capital expenditures	(11,324)	(8,806)
Net cash used in investing activities	(11,324)	(8,806)
Cash flows from financing activities:
Borrowings	34,000	25,000
Debt principal payments	(51,000)	(33,000)
Dividends paid	(8,070)	(8,025)
Other	915	(586)
Net cash used in financing activities	(24,155)	(16,611)
Effect of exchange rate changes on cash	424	(2,137)
Increase in cash and cash equivalents	6,452	8,508
Cash and cash equivalents at beginning of period	11,846	31,422
Cash and cash equivalents at end of period	$18,298	$39,930

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and six months ended June 30, 2021 and 2020 is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share data)	2021	2020	2021	2020
Net income (loss) from continuing operations as reported under GAAP[2]	$20.7	$14.3	$30.3	$(6.3)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.3	—
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.1)	(0.9)	(0.7)	19.5
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax[1]	(6.6)	—	(6.6)	—
Other	2.0	2.6	2.9	4.2
Goodwill impairment	—	—	—	10.5
Net income (loss) from ongoing operations[2]	$16.1	$16.0	$26.2	$27.9

Earnings (loss) per share from continuing operations as reported under GAAP (diluted)	$0.61	$0.43	$0.90	$(0.19)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	0.01	—
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	—	(0.03)	(0.02)	0.59
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax[1]	(0.20)	—	(0.20)	—
Other	0.07	0.08	0.09	0.13
Goodwill impairment	—	—	—	0.32
Earnings (loss) per share from ongoing operations (diluted)	$0.48	$0.48	$0.78	$0.85
1. For more information, see Note 13 in the Notes to Financial Statements in the Form 10-Q for the quarter ended June 30, 2021.
2. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (f).

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 11 in the Notes to Financial Statements in the Form 10-Q for the quarter ended June 30, 2021.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss)

from continuing operations as defined by GAAP.  EBIT is a widely understood and utilized metric that is meaningful to certain investors.  The Company believes that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and six months ended June 30, 2021 and 2020 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief [2]	$0.3	$0.2	$0.1	$0.1
Total for Aluminum Extrusions	$0.3	$0.2	$0.1	$0.1
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	$0.1	$0.1	$0.3	$0.2
Total for PE Films	$0.1	$0.1	$0.3	$0.2
Flexible Packaging Films:
(Gains) losses from sale of assets, investment writedowns and other items:
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such taxes[2,3]	$(8.5)	$(6.6)	$(8.5)	$(6.6)
COVID-19-related expenses[2]	—	—	0.1	0.1
Total for Flexible Packaging Films	$(8.5)	$(6.6)	$(8.4)	$(6.5)
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Maintenance costs associated with held-for-sale assets	0.2	0.1	$0.4	$0.3
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; and business development activities[1]	1.7	1.6	2.6	2.2
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	0.4	0.3	0.5	0.4
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 special dividend[1]	0.1	—	0.5	0.3
Transition service fees, net of corporate costs associated with the divested Personal Care Films business[2]	(0.3)	(0.2)	(0.6)	(0.4)
Total for Corporate	$2.1	$1.8	$3.4	$2.8
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. For more information, see Note 13 in the Notes to Financial Statements in the Form 10-Q for the quarter ended June 30, 2021.

	Three Months Ended June 30, 2020		Six Months Ended June 30, 2020
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for enterprise resource planning feasibility study[2]	$0.2	$0.2	0.9	0.7
COVID-19-related expenses, net of relief [3]	0.9	0.8	0.9	0.8
Total for Aluminum Extrusions	$1.1	$1.0	$1.8	$1.5
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[3]	$0.1	$0.1	$0.1	$0.1
Total for PE Films	$0.1	$0.1	$0.1	$0.1
Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; and business development activities[2]	1.8	1.4	3.6	3.0
Write-down of investment in Harbinger Capital Partners Special Situations Fund[3]	—	—	0.2	0.1
Accelerated recognition of stock-based compensation expense[2]	0.1	0.1	0.1	0.1
U.S. tax benefit on foreign branch income[1]	—	—	—	(0.6)
Total for Corporate	$1.9	$1.5	$3.9	$2.6
1. Included in "Income tax expense (benefit)" in condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.
(d) A gain on the Company’s investment in kaléo of $0.2 million and $0.9 million was recognized in the three and six months ended June 30, 2021, respectively, compared to a gain of $1.3 million and a loss of $24.8 million in the three and six months ended June 30, 2020, respectively, which is reported in “Other income (expense), net” in the condensed consolidated statements of income. The gain in the first six months of 2021 includes a $0.3 million dividend received from kaléo.

(e) In the first quarter of 2020, the operations of Aluminum Extrusions’ Niles, Michigan and Elkhart, Indiana facilities (which were acquired as “AACOA” in October 2012) was expected to be severely impacted by the COVID-19 pandemic, with over 80% of the aluminum extrusions manufactured at these facilities sold to customers that make consumer durable products, such as recreational boating and power sports vehicles, and to customers serving the B&C and automotive markets. As a result, a goodwill impairment charge of $13.7 million was recognized in Aluminum Extrusions, which represented the entire amount of goodwill associated with the acquisition of AACOA.

(f) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) from continuing operations as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and six months ended June 30, 2021 and 2020 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2021	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations reported under GAAP	$26.5	$5.8	$20.7	21.9%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.2	0.1	0.1
(Gains) losses from sale of assets and other	(6.4)	(1.7)	(4.7)
Net income (loss) from ongoing operations	$20.3	$4.2	$16.1	20.7%
Three Months Ended June 30, 2020
Net income (loss) from continuing operations reported under GAAP	$18.2	$3.9	$14.3	21.2%
(Gains) losses from sale of assets and other	1.8	0.1	1.7
Net income (loss) from ongoing operations	$20.0	$4.0	$16.0	20.0%
Six Months Ended June 30, 2021
Net income (loss) from continuing operations reported under GAAP	$39.2	$8.9	$30.3	22.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	(5.9)	(1.5)	(4.4)
Net income (loss) from ongoing operations	$33.7	$7.5	$26.2	22.3%
Six Months Ended June 30, 2020
Net income (loss) from continuing operations reported under GAAP	$(8.7)	$(2.4)	$(6.3)	27.1%
(Gain) loss associated with the investment in kaléo	24.8	5.3	19.5
(Gains) losses from sale of assets and other	5.8	1.6	4.2
Goodwill impairment	13.7	3.2	10.5
Net income (loss) from ongoing operations	$35.6	$7.7	$27.9	21.4%
(g) Net debt is calculated as follows:

	June 30,	December 31,
(in millions)	2021	2020
Debt	$117.0	$134.0
Less: Cash and cash equivalents	18.3	11.8
Net debt	$98.7	$122.2
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(h) Represents a one-time tax credit in Brazil for unemployment/social security insurance non-income taxes ("PIS/COFINS") resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax. In May 2021, the Brazil Supreme Court ruled in a leading case related to the amount of Brazilian value-added tax to exclude from the calculation of PIS/COFINS. As a result, in the second quarter of 2021, the Company recorded a pre-tax gain of $8.5 million for certain excess PIS/COFINS paid from 2003 to 2021, plus applicable interest, which the Company expects to apply to future required Brazilian federal tax payments. The pretax gain was recorded in “Other income (expense), net” in the condensed consolidated statements of income.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com